January 16, 2015

CLA Strategic Allocation Fund

17605 Wright Street, Suite 2

Omaha, NE  68130

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 3 to the Registration Statement, File Nos. 333-191970 and 811-22901 (the "Registration Statement"), of CLA Strategic Allocation Fund (the “Fund”).

We have examined a copy of the Fund's Agreement and Declaration of Fund, the Fund's By-laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 3 is effective for purposes of applicable federal and state securities laws, (i) the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable and (ii) purchasers of the shares of the Fund will not have any obligation to make payments to the Fund or its creditors (other than the purchase price for the shares) or contributions to the Fund or its creditors solely by reason of the purchasers' ownership of the shares.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP